Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2016, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Mattersight Corporation and subsidiaries on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Mattersight Corporation on Form S-3 (File Nos. 333-193146 effective February 6, 2014, 333-198091 effective August 25, 2014, and 333-202744 effective April 8, 2015) and Form S-8 (File Nos. 333-96473 effective February 9, 2000, 333-30374 effective February 14, 2000, 333-68540 effective August 28, 2001, 333-101031 effective November 6, 2002, 333-143114 effective May 21, 2007, 333-150671 effective May 6, 2008, 333-172187 effective February 11, 2011, and 333-194543 effective March 13, 2014).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 11, 2016